As Filed with the Securities and Exchange Commission on May 26, 2000
                                                         Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                           COLUMBIA LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                         59-2758596
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                       Identification Number)

                      2875 NORTHEAST 191 STREET, SUITE 400
                             AVENTURA, FLORIDA 33180
                                 (305) 933-6089
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                DAVID L. WEINBERG
                             CHIEF FINANCIAL OFFICER
                           COLUMBIA LABORATORIES, INC.
                      2875 NORTHEAST 191 STREET, SUITE 400
                             AVENTURA, FLORIDA 33180
                                 (305) 933-6089
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             STEPHEN M. BESEN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


NY2:\900191\08\37965.0012

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                               Proposed Maximum   Proposed
                                                 Amount        Offering Price     Maximum                  Amount of
Title of Each Class of                           To be         Per Unit           Aggregate                Registration
Securities to be Registered(1)                   Registered                       Offering Price           Fee
-------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value                           53,933         $9.4688(2)                 $510,681         $134.82
-------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of                 75,000         $7.5000(3)                 $562,500         $148.50
outstanding Warrants
-------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of                 25,000         $7.0625(3)                 $176,563          $46.61
outstanding Warrants
-------------------------------------------------------------------------------------------------------------------------
Total                                                 153,933                                  $1,249,744         $329.93
=========================================================================================================================

(1) This registration statement is being used to register 53,933 shares of common stock owned by selling stockholders and 100,000 shares of common stock underlying warrants owned by selling stockholders, plus an indeterminate number of shares of common stock which may be issued by reason of the antidilution provisions of the warrants.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant's common stock on the American Stock Exchange on May 25, 2000.
(3) Calculated pursuant to Rule 457(g) under the Securities Act of 1933 on the basis of the price at which the warrants may be exercised.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion. Dated May 26, 2000.

PROSPECTUS


                           COLUMBIA LABORATORIES, INC.

                         153,933 Shares of Common Stock





        The stockholders identified in this prospectus are offering:

        o       53,933 shares of common stock owned by selling stockholders; and

        o 100,000 shares of common stock underlying warrants owned by selling stockholders.

        Columbia will not receive any of the proceeds from sales of the shares.

        Columbia common stock trades on the American Stock Exchange under the symbol COB. On May 25, 2000, the last reported sale price of the common stock on the AMEX was $9.1875 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS THAT AN INVESTOR SHOULD CONSIDER BEFORE BUYING COLUMBIA COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2000

                                TABLE OF CONTENTS


COLUMBIA LABORATORIES, INC....................................................3

RISK FACTORS..................................................................6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................12

WHERE YOU CAN FIND MORE INFORMATION..........................................14

USE OF PROCEEDS..............................................................16

SELLING STOCKHOLDERS.........................................................16

PLAN OF DISTRIBUTION.........................................................18

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

                           COLUMBIA LABORATORIES, INC.

         Because this is a summary, it does not contain all the information about Columbia that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

         We are currently engaged in the development and sale of pharmaceutical products. Our objective is to develop unique pharmaceutical products that treat female specific diseases and conditions including:

            o     infertility;

            o     dysmenorrhea, painful uterine cramping associated with menses;

            o endometriosis, the growth of endometrial tissue outside the uterus; and

            o     hormonal deficiencies.

We are also seeking to develop unique pharmaceutical products that treat sexually transmitted diseases.

         Our products primarily utilize our patented Bioadhesive Delivery System. The Bioadhesive Delivery System is based upon the principal of bioadhesion, a process by which the polymer, a large insoluble substance, adheres to skin and other body surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to the surfaces or the mucin and is discharged upon normal cell turnover. Cell turnover is a normal process which, depending upon the area of the body, occurs every 12 to 72 hours. The extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

         Our first prescription drug utilizing the Bioadhesive Delivery System, Crinone(R), is a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman's ovary in the second half of the menstrual cycle. By delivering progesterone directly to the uterus, a process we call "First Uterine Pass Effect"(C), it maximizes the therapeutic benefit. It also avoids side effects seen with orally-delivered synthetic progesterone-like drugs. In May 1997, we received U.S. marketing approval for Crinone from the FDA for use as progesterone supplementation or replacement as part of a treatment program for infertile women. In July 1997, we received U.S. marketing approval for Crinone from the FDA for the treatment of secondary amenorrhea, which is the loss of the menstrual period. Outside the U.S., Crinone has been approved for marketing for one or more medical indications in a variety of European and Latin American countries.

         In May 1995, we entered into a worldwide, except for South Africa, license and supply agreement for Crinone with American Home Products Corporation. As part of the agreement, the Wyeth-Ayerst Laboratories division of AHP marketed Crinone. On July 2, 1999, AHP assigned the license and supply agreement to Ares-Serono, a Swiss pharmaceutical company. Serono paid $68 million to AHP for the rights to Crinone and assumed AHP's financial obligations to us. Under the terms of the license and supply agreement, we have earned $17 million in milestone payments as of December 31, 1999 and will continue to receive additional milestone payments.

         In addition, we have produced through contract manufacturers the following over-the-counter products for sales by us or our licensees:

            o     Advantage-S(R), our female contraceptive gel;

            o Replens(R), which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and

            o MipHil(TM), which reduces vaginal pH for the elimination of symptoms of bacterial vaginosis.

         On May 5, 2000, we sold various tangible and intangible assets related to the U.S. rights for Replens to Lil' Drug Store Products, Inc. for a total of $4.5 million cash. Additionally, Lil' Drug Store agreed to buy up to $500,000 of Replens inventory from us and to pay us future royalties of up to $2 million equal to 10% of future U.S. sales of Replens.

         Additionally, on May 5, 2000, we licensed our Legatrin PM, Legatrin GCM, Vaporizer in a Bottle and Diasorb brands to Lil' Drug Store. Under the terms of these agreements, we will receive license fees equal to 20% of the licensee's net sales of these brands. These agreements each have five-year terms with provisions for renewal and contain options that allow the licensee to acquire the brands from us.

         We intend to concentrate on developing our prescription products, including Chronodyne(R), a product intended to relax the uterus and prevent abnormal contractions. This product may be useful in the treatment of disorders such as dysmenorrhea and endometriosis. We expect Chronodyne(R) to enter Phase III clinical trials later this year.

         Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal tablet, a product to treat "andropause" in men. Like the failure of the ovaries in menopausal women to produce estrogen, andropause occurs upon the failure of the testes to produce sufficient testosterone in men. This, in turn, results in increasing levels of Follicle Stimulating Hormone, a natural hormone in the male pituitary gland which stimulates the testicles to produce testosterone. This may have the same impact as menopause in women, including:

            o     increased risk of cardiovascular disease;

            o     Alzheimer's disease; and

            o     osteoporosis.

Our physiologic testosterone bioadhesive buccal tablet may play an important role in the treatment of angina, the pain associated with the clogging of the coronary arteries, and in the secondary prevention of a heart attack. We expect to enter Phase III clinical trials for our physiologic testosterone buccal tablet within the next several months and expect to complete Phase III trials by year-end.

         We have focused on women's health care because of the significant number of women's health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

         Our principal executive offices are located at:

                     2875 Northeast 191st Street, Suite 400
                             Aventura, Florida 33180
                               Tel: (305) 933-6089

         Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

OUR HISTORY OF LOSSES MAY RESULT IN A SHORTAGE OF WORKING CAPITAL FOR OUR OPERATIONS.

         We cannot assure you that funds generated from operations will be sufficient to achieve our research and development plans. For the fiscal year ended December 31, 1999, we had a net loss of $2,210,208 which was primarily the result of a lack of sales and costly research and development activities. If we are unable to increase sales of our current products, we expect to need additional funds to continue our research and development, conduct pre-clinical trials and apply for regulatory approval, if necessary. If we are unable to obtain additional funds, we may be unable to continue operations.

WE FACE SIGNIFICANT COMPETITION FROM PHARMACEUTICAL AND CONSUMER PRODUCT COMPANIES, WHICH MAY ADVERSELY IMPACT OUR MARKET SHARE.

         We, and our partners, operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies that market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products that compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces. As a result, we may lose market share.

         Crinone, although a natural progesterone product, competes in markets with other progestins, both synthetic and natural, which may be delivered orally, by injections or by suppositories. Some of the more successful orally dosed products include Provera(R) marketed by the Upjohn Company and Prempro(R) and Premphase(R) marketed by American Home Products. We also believe that Advantage-S, Legatrin PM, Legatrin GCM Formula and Diasorb compete against numerous products in their respective categories and that our product Vaporizer in a Bottle competes against Vicks Vaporsteam(R), a product distributed by Richardson-Vicks, Inc.

STEPS TAKEN BY US TO PROTECT OUR PROPRIETARY RIGHTS MIGHT NOT BE ADEQUATE, IN WHICH CASE COMPETITORS MAY INFRINGE ON OUR RIGHTS OR DEVELOP SIMILAR PRODUCTS.

         Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To this date, we have never been a party to a proprietary rights action.

         Even though we have patents covering our Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patents of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.

         We have filed the following as trademarks in countries throughout the world:

            o     "Advantage-S"

            o     "Advantage-24"

            o     "Advantage-LA"

            o     "Replens"

            o     "Crinone"

            o     "Chronodyne"

         These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.

THE FAILURE OF OTHER COMPANIES TO SUCCESSFULLY PROMOTE OUR PRODUCTS COULD ADVERSELY EFFECT OUR CASH FLOW.

         We have entered into agreements with other companies for the distribution and marketing of our Bioadhesive Delivery System and over-the-counter products in the U.S. and several foreign countries. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our cash flow.

         We may not be able to satisfy all of our obligations under these agreements. Our obligations include developing the products to be sold and obtaining regulatory approvals allowing for their sale. The failure to satisfy our obligations under any of these agreements may result in modification or termination of the relevant agreement. This could have a material adverse effect on our business and financial condition.

         As part of these agreements, several of our partners have the right of first option or right of first refusal to license gynecological products that we develop in the future. We are currently in discussions with these partners and other companies regarding the potential licensing of other products. We cannot assure you that we will be able to enter into any of these agreements or that we will receive any up front payments or ongoing royalties. We also cannot assure you that our partners will aggressively or successfully market these products.

OUR DEPENDENCE ON A PRINCIPAL SUPPLIER MAY LIMIT OUR ABILITY TO SECURE NECESSARY MATERIALS.

         Medical grade, cross-linked polycarbophil, the polymer used in our products using our Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company. We believe that Goodrich will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Goodrich cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.

WE DEPEND UPON THIRD PARTY MANUFACTURERS WHO MAY NOT BE ABLE TO MEET OUR FUTURE NEEDS.

         We rely on third parties to manufacture our products. These manufacturers may not be able to satisfy our needs in the future. This could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.

GOVERNMENT REGULATION MAY DELAY MARKETING OF THE PRODUCTS THAT WE ARE DEVELOPING. DELAYS IN THE MARKETING OF OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:

            o     the Food and Drug Administration;

            o     the Federal Trade Commission;

            o     applicable state agencies; and

            o applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.

Delays in obtaining approval from the regulatory agencies can have material adverse effects on our business and prospects.

         As in the United States, almost all foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These delays can have material adverse effects on our business and prospects.

OUR CURRENT INSURANCE COVERAGE COULD BE INSUFFICIENT. PRODUCT LIABILITY CLAIM AWARDS IN EXCESS OF OUR INSURANCE COVERAGE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $15 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.

         Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.

THE LOSS OF OUR KEY EXECUTIVES COULD HAVE A SIGNIFICANT IMPACT ON OUR COMPANY.

         Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly William
J. Bologna, Chairman of the Board of Directors and our Chief Executive Officer. We have entered into an employment agreement with Mr. Bologna, which expires on January 1, 2002. The loss of services of these persons could have a material adverse effect on our business and prospects.

OUR ABILITY TO USE NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED OR LOST. THIS COULD ADVERSELY AFFECT OUR NET INCOME AND CASH FLOW.

         As of December 31, 1999, we had net operating loss carryforwards of approximately $45 million that can be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOU WILL NOT RECEIVE ANY PERIODIC INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

         We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.

SALES OF LARGE AMOUNTS OF COMMON STOCK MAY ADVERSELY AFFECT OUR MARKET PRICE.

         Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. We currently have 30,434,926 shares of common stock outstanding, of which 27,934,926 shares are freely tradable. Approximately 2,500,000 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:

            o     Series A Convertible Preferred Stock

            o     Series B Convertible Preferred Stock

            o     Series C Convertible Preferred Stock

            o     a subordinated convertible note

            o     warrants and options

If all of these securities are exercised or converted, an additional 7,310,233 shares of common stock will be outstanding, all of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.

ANTI-TAKEOVER PROVISIONS COULD IMPEDE OR DISCOURAGE A THIRD-PARTY ACQUISITION OF OUR COMPANY. THIS COULD PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM OVER MARKET PRICE FOR THEIR STOCK.

         Columbia is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our board's ability to create and issue a new series of preferred stock could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.

SOME OF THE PARTIES ON WHICH WE RELY MAY HAVE YEAR 2000 TECHNOLOGY PROBLEMS WHICH ULTIMATELY MAY DISRUPT OUR BUSINESS.

         In operating our business, we are dependent on information technology and process control systems that employ computers as well as embedded microprocessors. We also depend on the proper functioning of the business systems of third parties. Many computer systems and microprocessors can only process dates in which the year is represented by two digits. As a result, some of these systems and processors may interpret "00" incorrectly as the year 1900 instead of the year 2000, in which event they could malfunction or become inoperable.

         Since January 1, 2000, we have not had any year 2000-related problems associated with our internal systems or software, and we are not aware of any year 2000-related problems associated with the systems or software of our vendors, distributors or suppliers. Although we expect most material year 2000 compliance problems to have arisen or occurred on or after January 1, 2000, we cannot assure you, however, that the year 2000 problem will not adversely affect our business, financial condition, results of operations or cash flows. It is possible that future year 2000-related problems will arise after January 1, 2000.

THE EURO CONVERSION MAY NEGATIVELY IMPACT OUR EUROPEAN OPERATIONS.

         With two operating subsidiaries in Europe, economic and political developments in the European Union can have a significant impact on our business. For fiscal year 1999, 13.4% of our revenues were attributable to sales of our products in Europe. On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro trades on currency exchanges and may be used in business transactions. Under the regulations governing the transition to the Euro, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the Euro until notes and coinage have been introduced on January 1, 2002. Beginning in January 2002, new Euro-denominated bills and coins will be issued and existing currencies will be withdrawn from circulation.

         Our operating subsidiaries affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

            o the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and

            o the competitive impact of cross-border price transparency which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002.

Based on current plans and assumptions, we do not expect that the Euro conversion will have a material adverse impact on our financial condition or results of operations. Uncertainties, however, exist as to the effects the Euro currency may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the Euro may negatively impact the pricing of our products in different participating countries. We will continue to evaluate the impact of the introduction of the Euro in the European locations in which we operate as we continue to expand our services.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects,", "intends," "plans, " "may," "will," "should," "anticipates" and other similar expressions. Such statements include, without limitation, our expectations regarding:

            o     sales;

            o     earnings or other future financial performance and liquidity;

            o     product introductions;

            o     entry into new geographic regions; and

            o     general optimism about future operations or operating results.

         We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus under the caption "Risk Factors." These factors include the following:

            o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

            o social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies and regulations, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

            o foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market; and

            o timely completion of studies and approvals by the FDA and other regulatory agencies.

         Additional information on factors that may affect the business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at

         o        450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.
                  20549

         o        Seven World Trade Center, 13th Floor, New York, New York 10048

         o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the common stock that the selling stockholders may offer under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

         The following documents filed by Columbia with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-12145) made prior to the termination of this offering are incorporated by reference:

         o our Annual Report on Form 10-K for our fiscal year ended December 31, 1999;

         o our Quarterly Report on Form 10-Q for our quarter ended March 31, 2000; and

         o the description of our common stock contained in our registration statement on Form 8-A, filed on February 21, 1989.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

                           Columbia Laboratories, Inc.
                      2875 Northeast 191 Street, Suite 400
                             Aventura, Florida 33180
              Attention: David L. Weinberg, Chief Financial Officer
                            Telephone: (305) 933-6089

         YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

                                 USE OF PROCEEDS

         The shares of common stock being offered are solely for the accounts of the selling stockholders pursuant to various agreements that we have entered into with them. We will not receive any proceeds from the sale of the common stock. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         In connection with the issuance of these securities to the selling stockholders, we entered into various agreements that require us to file a registration statement covering the common stock and the common stock issuable upon exercise of the warrants. This prospectus is a part of the registration statement we filed with the SEC covering those shares of common stock.

         The following table sets forth information about the selling stockholders and the number of shares of common stock beneficially owned by them, including upon exercise of the warrants. We received this information from the selling stockholders. Except as disclosed in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Columbia or any of its predecessors or affiliates. Because the selling stockholders may offer all or some portion of the common stock pursuant to this prospectus, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any sales of the common stock. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

         The shares of common stock are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for sale from time to time. See "Plan of Distribution."

-------------------------------------------------------------------------------------------------------------------
                                                                Number of
                                             Beneficial       Shares Covered
                                            Ownership at         by this              Beneficial Ownership
                                           May 25 , 2000        Prospectus               After Offering
                                           -------------        ----------               --------------
Selling Stockholders                      Number of Shares                    Number of Shares   Percent of Class
                                                                                                       (1)
-------------------------------------------------------------------------------------------------------------------
Lake Consumer Products, Inc.                     53,933           53,933                 0              *
-------------------------------------------------------------------------------------------------------------------
James J. Apostolakis (2)                      1,317,078           75,000         1,242,078            4.06%
-------------------------------------------------------------------------------------------------------------------
Ryan, Beck & Co., Inc.                            9,786            9,786                 0              *
-------------------------------------------------------------------------------------------------------------------
Randy F. Rock                                     5,982            5,982                 0              *
-------------------------------------------------------------------------------------------------------------------
Michael J. Kollender                              5,982            5,982                 0              *
-------------------------------------------------------------------------------------------------------------------
Sharon diStefano                                  3,250            3,250                 0              *
-------------------------------------------------------------------------------------------------------------------


*  Less than 1.0%
-------------------------

(1) Based upon 30,588,859 shares of common stock. This includes 30,434,926 shares of common stock outstanding as of May 25, 2000, plus the 153,933 shares of common stock registered pursuant to this registration statement.

(2) Since January 1999, Mr. Apostolakis has served as a director and Vice-Chairman of the Board of Directors and as President since January 2000. Of the 1,317,078 shares beneficially owned by Mr. Apostolakis, 170,750 common shares are owned by corporations owned by Mr. Apostolakis and 17,625 common shares are owned by pension plans and an IRA for the benefit of Mr. Apostolakis.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may offer their shares for sale in one or more of the following transactions:

         o        on the AMEX;

         o through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation;

         o        in privately negotiated transactions; or

         o        in a combination of such methods of sale.

         The selling stockholders may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling stockholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both, which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. We have not been advised of any selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         In connection with the distribution of the shares, certain of the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery of the shares to the broker-dealer. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

         The selling stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, the broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through the broker or dealer.

         Under the various agreements according to which we filed the registration statement, we agreed to file the reports required to be filed by us under the Securities Act and the Exchange Act in a timely manner and to take such further action as any holder of securities covered by the various agreements reasonably requests to enable the holder to sell his securities without registration, including making publicly available the information necessary to permit sales of the securities pursuant to Rules 144 and 144A under the Securities Act.

         Under the various agreements with the selling stockholders, we are required to bear certain fees and expenses incurred in connection with the registration of the shares of common stock. Columbia and the selling stockholders have agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and the Exchange Act. To the extent indemnification is unavailable or insufficient, the selling stockholders have agreed to contribute to the amount paid or payable in connection with these liabilities.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Columbia for the year ended December 31, 1997 and the related schedule included in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants; and as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Columbia as of December 31, 1999 and December 31, 1998 and for the years ended December 31, 1999 and December 31, 1998 and the related schedules included in Columbia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1999, and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Goldstein Golub Kessler LLP, independent public accountants. The reports of Goldstein Golub Kessler LLP on the consolidated financial statements and the related schedule are incorporated by reference in this document in reliance upon the authority of Goldstein Golub Kessler LLP as experts in giving these reports.

                           COLUMBIA LABORATORIES, INC.





                                 153,933 Shares


                                  Common Stock









                                   ----------
                                   PROSPECTUS
                                   ----------









                                                     , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated amounts of the expenses of and related to offering are as follows:

         SEC registration fee....................................$       329.93
         Accounting fees and expenses............................$    10,000.00
         Legal fees and expenses.................................$    50,000.00
         Miscellaneous...........................................$       400.00
                                                                 --------------

         Total...................................................$    60,729.93
                                                                  =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Columbia Laboratories, Inc. is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Columbia's bylaws provide that Columbia shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to an action or proceeding other than one by or in the right of Columbia, by reason of the fact that such person is or was a director or officer, or was serving in such capacities at another entity at the specific request of Columbia, on the same conditions provided by the DGCL.

         As permitted by Section 102(b)(7) of the DGCL, Columbia's Certificate of Incorporation contains a provision eliminating the personal liability of a director to Columbia or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         Columbia maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description
-----------       -----------

         3        Restated Certificate of Incorporation, as amended (filed as
                  Exhibit 3.1 to Columbia's Registration Statement on Form S-18 (File No. 33-22062).*

         4.1 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Columbia, dated as of August 8, 1989 (filed as Exhibit (i) to Columbia's Current Report on Form 8-K dated August 14, 1989).*

         4.2 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Columbia, dated as of August 12, 1991 (filed as Exhibit 4.4 to Columbia's Current Report on Form 8-K dated August 22, 1991).*

         4.3 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Columbia, dated as of January 7, 1999 (filed as Exhibit 4.1 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998-10-K)).*

         4.4 Securities Purchase Agreement, dated as of January 7, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.2 to the 1998 10-K).*

         4.5 Securities Purchase Agreement, dated as of January 19, 1999, among Columbia, David M. Knott and Knott Partners, L.P. (filed as Exhibit 4.3 to the 1998 10-K).*

         4.6 Securities Purchase Agreement, dated as of February 1, 1999, between Columbia and Windsor Partners, L.P. (filed as Exhibit
                  4.4 to the 1998 10-K).*

         4.7 Registration Rights Agreement, dated as of January 7, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.5 to the 1998 10-K).*

         4.8 Form of Warrant to Purchase Common Stock, dated as of January 7, 1999 (filed as Exhibit 4.6 to the 1998 10-K).*

         4.9 Warrant to Purchase Common Stock, dated as of September 23, 1999, issued to James J. Apostolakis (filed as Exhibit 4.7 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999-10-K)).*

         4.10 Warrant Agreement, dated as of October 25, 1999, between Columbia and Ryan, Beck & Co., Inc.**

         4.11 Warrant Certificate, dated as of October 25, 1999, issued to Ryan Beck & Co., Inc.**

         4.12 Warrant Certificate, dated as of October 25, 1999, issued to Randy F. Rock.**

         4.13 Warrant Certificate, dated as of October 25, 1999, issued to Michael J. Kollender.**

         4.14 Warrant Certificate, dated as of October 25, 1999, issued to Sharon diStefano.**

         4.15 Warrant Agreement, dated as of May 6, 2000, between Columbia and Ryan, Beck & Co., Inc.**

         4.16 Warrant Certificate, dated as of May 6, 2000, issued to Ryan Beck & Co., Inc.**

         4.17     Warrant Certificate, dated as of May 6, 2000, issued to Randy
                  F. Rock.**

         4.18 Warrant Certificate, dated as of May 6, 2000, issued to Michael J. Kollender.**

         4.19 Warrant Certificate, dated as of May 6, 2000, issued to Sharon diStefano.**

         4.20 Convertible Note Purchase Agreement, 7 1/8% Convertible Subordinated Note due March 15, 2005 and Registration Rights Agreement all dated as of March 16, 1998 between Columbia and SBC Warburg Dillon Read Inc. (filed as Exhibit 10.12 to Columbia's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).*

         5        Opinion of Weil, Gotshal & Manges LLP.**

         10 Settlement Agreement and Release, dated as of March 16, 2000, between Columbia Laboratories (Bermuda) Ltd. and Lake Consumer Products, Inc. (filed as Exhibit 10.21 to the 1999 10-K).*

         23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                  5).**

         23.2     Consent of Arthur Andersen LLP.**

         23.3     Consent of Goldstein Golub Kessler LLP.**

         24 Power of Attorney (included on the signature page of this Registration Statement)**

--------------

         *        Incorporated by reference.
         **       Filed herewith.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aventura, Florida, on this 26th day of May, 2000.

                                                     COLUMBIA LABORATORIES, INC.

                                                     By: /s/ David L. Weinberg
                                                        ----------------------
                                                        David L. Weinberg
                                                        Chief Financial Officer

                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David L. Weinberg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                        Title                                          Date
---------                                        -----                                          ----

       /s/ William J. Bologna                    Chairman of the Board of Directors and            May 26, 2000
--------------------------------------------     Chief Executive Officer
       William J. Bologna                        (Principal Executive Officer)

       /s/ James J. Apostolakis                  Vice Chairman of the Board of                     May 26, 2000
--------------------------------------------     Directors and President
       James J. Apostolakis

       /s/ David L. Weinberg                     Vice President-Finance and                        May 26, 2000
--------------------------------------------     Administration, Chief Financial
       David L. Weinberg                         Officer, Treasurer and Secretary
                                                 (Principal Financial and Accounting
                                                 Officer)

       /s/ Dominique de Ziegler                  Vice President-Pharmaceutical                     May 26, 2000
--------------------------------------------     Development and Director
       Dominique de Ziegler

       /s/ Jean Carvais                          Director                                          May 26, 2000
--------------------------------------------
       Jean Carvais


                                      II-5

       /s/ Norman M. Meier                       Director                                          May 26, 2000
--------------------------------------------
       Norman M. Meier

       /s/ Denis M. O'Donnell                    Director                                          May 26, 2000
--------------------------------------------
       Denis M. O'Donnell

       /s/ Selwyn P. Oskowitz                    Director                                          May 26, 2000
--------------------------------------------
       Selwyn P. Oskowitz

       /s/ Robert C. Strauss                     Director                                          May 26, 2000
--------------------------------------------
       Robert C. Strauss


                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

         3        Restated Certificate of Incorporation, as amended (filed as
                  Exhibit 3.1 to Columbia's Registration Statement on Form S-18 (File No. 33-22062).*

         4.1 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Columbia, dated as of August 8, 1989 (filed as Exhibit (i) to Columbia's Current Report on Form 8-K dated August 14, 1989).*

         4.2 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Columbia, dated as of August 12, 1991 (filed as Exhibit 4.4 to Columbia's Current Report on Form 8-K dated August 22, 1991).*

         4.3 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Columbia, dated as of January 7, 1999 (filed as Exhibit 4.1 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998-10-K)).*

         4.4 Securities Purchase Agreement, dated as of January 7, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.2 to the 1998 10-K).*

         4.5 Securities Purchase Agreement, dated as of January 19, 1999, among Columbia, David M. Knott and Knott Partners, L.P. (filed as Exhibit 4.3 to the 1998 10-K).*

         4.6 Securities Purchase Agreement, dated as of February 1, 1999, between Columbia and Windsor Partners, L.P. (filed as Exhibit
                  4.4 to the 1998 10-K).*

         4.7 Registration Rights Agreement, dated as of January 7, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.5 to the 1998 10-K).*

         4.8 Form of Warrant to Purchase Common Stock, dated as of January 7, 1999 (filed as Exhibit 4.6 to the 1998 10-K).*

         4.9 Warrant to Purchase Common Stock, dated as of September 23, 1999, issued to James J. Apostolakis (filed as Exhibit 4.7 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999-10-K)).*

         4.10 Warrant Agreement, dated as of October 25, 1999, between Columbia and Ryan, Beck & Co., Inc.**

         4.11 Warrant Certificate, dated as of October 25, 1999, issued to Ryan Beck & Co., Inc.**

         4.12 Warrant Certificate, dated as of October 25, 1999, issued to Randy F. Rock.**

         4.13 Warrant Certificate, dated as of October 25, 1999, issued to Michael J. Kollender.**

         4.14 Warrant Certificate, dated as of October 25, 1999, issued to Sharon diStefano.**


         4.15 Warrant Agreement, dated as of May 6, 2000, between Columbia and Ryan, Beck & Co., Inc.**

         4.16 Warrant Certificate, dated as of May 6, 2000, issued to Ryan Beck & Co., Inc.**

         4.17     Warrant Certificate, dated as of May 6, 2000, issued to Randy
                  F. Rock.**

         4.18 Warrant Certificate, dated as of May 6, 2000, issued to Michael J. Kollender.**

         4.19 Warrant Certificate, dated as of May 6, 2000, issued to Sharon diStefano.**

         4.20 Convertible Note Purchase Agreement, 7 1/8% Convertible Subordinated Note due March 15, 2005 and Registration Rights Agreement all dated as of March 16, 1998 between Columbia and SBC Warburg Dillon Read Inc. (filed as Exhibit 10.12 to Columbia's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).*

         5        Opinion of Weil, Gotshal & Manges LLP.**

         10 Settlement Agreement and Release, dated as of March 16, 2000, between Columbia Laboratories (Bermuda) Ltd. and Lake Consumer Products, Inc. (filed as Exhibit 10.21 to the 1999 10-K).*

         23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                  5).**

         23.2     Consent of Arthur Andersen LLP.**

         23.3     Consent of Goldstein Golub Kessler LLP.**

         24 Power of Attorney (included on the signature page of this Registration Statement)**

--------------

         *        Incorporated by reference.
         **       Filed herewith.